                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


  Filed by the Registrant  [X]
  Filed by a Party other than the Registrant  [_]

  Check the appropriate box:

  [_]  Preliminary Proxy Statement
  [_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  [X]  Definitive Proxy Statement
  [X]  Definitive Additional Materials
  [_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        ALLMERICA FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                        ALLMERICA FINANCIAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

  Payment of Filing Fee (Check the appropriate box):

  [X]   No fee required.

  [_]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A.

  [_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

  [_]   Fee paid previously by written preliminary materials.

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:
        2)  Form Schedule or Registration Statement No.:
        3)  Filing Party:
        4)  Date Filed:

                        ALLMERICA FINANCIAL CORPORATION

                            NOTICE OF ANNUAL MEETING
                              AND PROXY STATEMENT


                                 ANNUAL MEETING
                                OF SHAREHOLDERS

                                  MAY 20, 1997

                                     LOGO

                        ALLMERICA FINANCIAL CORPORATION
                              440 LINCOLN STREET
                        WORCESTER, MASSACHUSETTS 01653

                                                                 March 31, 1997

TO OUR SHAREHOLDERS:

  Enclosed is a Notice of Annual Meeting of Shareholders of Allmerica Financial Corporation which will be held on Tuesday, May 20, 1997, at 9:00 a.m. in Bullock Hall, 1st Floor, Allmerica Financial Corporation Headquarters, 440 Lincoln Street, Worcester, Massachusetts.

  The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the meeting. You are cordially invited to attend the meeting and vote your shares in person. However, if you are unable to attend, please complete, sign and return the enclosed proxy in the envelope provided as soon as possible. Your cooperation will assure your shares being voted and will also greatly assist our officers in preparing for the meeting.

                                          Sincerely,

                                          LOGO
                                          John F. O'Brien
                                          President and Chief Executive
                                           Officer

                                      LOGO

                        ALLMERICA FINANCIAL CORPORATION

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1997

                               ----------------

To the Shareholders of Allmerica Financial Corporation:

  The Annual Meeting of Shareholders of Allmerica Financial Corporation ("AFC") will be held at AFC's headquarters, Bullock Hall, 1st Floor, 440 Lincoln Street, Worcester, Massachusetts on Tuesday, May 20, 1997, at 9:00 a.m. local time, for the purpose of considering and voting on:

    1. Election of two Directors for terms expiring at the 2000 annual meeting of shareholders and one Director for a term expiring at the 1998 annual meeting of shareholders;

    2. Ratification of the appointment of Price Waterhouse LLP as the independent public accountants of AFC for 1997;

    3. Proposal to amend the Long-Term Stock Incentive Plan to increase the total number of shares of Common Stock that may be issued thereunder; and

    4. Such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed March 21, 1997 as the record date for determining the shareholders of AFC entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

                                        By Order of the Board of Directors

                                        LOGO
                                        Richard J. Baker
                                        Vice President and Secretary

Worcester, Massachusetts
March 31, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. IF YOU DO ATTEND THE ANNUAL MEETING AND DESIRE TO WITHDRAW YOUR PROXY AND VOTE IN PERSON, YOU MAY DO SO.

                                     LOGO

                        ALLMERICA FINANCIAL CORPORATION

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 20, 1997

                                 INTRODUCTION

  This Proxy Statement, with the accompanying proxy card, is being mailed to shareholders on or about March 31, 1997 and is furnished in connection with the solicitation of proxies by the Board of Directors of Allmerica Financial Corporation ("AFC" or the "Company") for use at the Annual Meeting of Shareholders of AFC to be held on May 20, 1997 (the "Annual Meeting").

  As of March 21, 1997, 50,134,651 shares of AFC's common stock, par value $.01 per share (the "Common Stock"), were outstanding and entitled to be voted. Each share entitles the holder to one vote. The record date and hour for determining shareholders entitled to vote at the Annual Meeting has been fixed at the close of business on March 21, 1997 (the "Record Date").

  The shares of Common Stock represented by the enclosed proxy will be voted as directed by the shareholder or, in the absence of such direction, in favor of the election of the nominees for Director designated herein, in favor of the ratification of Price Waterhouse LLP as AFC's independent public accountants for 1997 and in favor of the proposal to amend the Long-Term Stock Incentive Plan (the "Stock Plan") to increase the total number of shares that may be issued under the Stock Plan. The enclosed proxy confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date hereof, management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the proxies solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

  As long as a quorum (a majority of issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) is present at the Annual Meeting, the Directors shall be elected by a plurality of the votes properly cast at the Annual Meeting, either in person or by proxy. A majority of the votes properly cast, either in person or by proxy, is required to approve the other matters currently contemplated to be considered at the Annual Meeting. Votes may be cast in favor of the election of the nominees for Director or withheld; votes that are withheld will have no effect on the outcome of the election of Directors. Abstentions and broker non-votes will have the effect of a vote against the other matters presently contemplated to be considered at the Annual Meeting.

  Insofar as management is advised, no executive officer, Director or Director nominee of AFC, nor any person who has been an executive officer, Director or Director nominee of AFC at any time since the beginning of its last fiscal year, nor any associate of any such executive officer, Director or Director nominee, has any substantial interest in the matters to be acted upon at the Annual Meeting.

  Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Secretary. Any shareholder attending the Annual Meeting may vote in person whether or not the shareholder has previously filed a proxy. Presence at the Annual Meeting by a shareholder who has signed a proxy does not in itself revoke the proxy.

  The enclosed proxy is being solicited by the Board of Directors of AFC. The cost of soliciting proxies will be borne by AFC, and will consist primarily of preparing and mailing the proxies and Proxy Statements. AFC will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners. The Company has retained Georgeson & Co. ("Georgeson") to assist in the solicitation of proxies by telephonic and written means on behalf of the Board of Directors and in the mailing and distribution of proxy material. The estimated cost of Georgeson's services is $7,500 plus reimbursement of reasonable out-of-pocket expenses.

  AFC's Annual Report to Shareholders for the fiscal year ended December 31, 1996, including financial statements for AFC and its subsidiaries and the report of Price Waterhouse LLP thereon, accompanies this Proxy Statement. The Annual Report and financial statements are neither a part of this Proxy Statement nor incorporated herein by reference.

                                    ITEM I

                             ELECTION OF DIRECTORS

  The Board of Directors consists of three classes of approximately equal size. Of the class of three Directors whose term will expire at the Annual Meeting, David A. Barrett has been nominated for re-election to a one-year term ending at the 1998 Annual Meeting of Shareholders, and Gail L. Harrison and Robert G. Stachler have been nominated for re-election to a three-year term ending at the 2000 Annual Meeting of Shareholders. The Board of Directors has voted to increase the size of the Board, and has elected Robert P. Henderson to the Board for a term to expire at the 1999 Annual Meeting of Shareholders. The remaining seven Directors will continue to serve in accordance with their previous appointment.

  The Board of Directors recommends a vote FOR all nominees. All nominees have indicated their willingness to serve and unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of the nominees.

  In the event that any of the nominees should be unavailable to serve as a Director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will be unavailable to serve.

  Information as to each nominee and as to Directors continuing in office follows:

NOMINEES FOR DIRECTOR

  David A. Barrett, 69, has been a Director of AFC since February 1995, of First Allmerica Financial Life Insurance Company ("FAFLIC"), a wholly-owned subsidiary of AFC, from March 1976 to April 1996, of Allmerica Property & Casualty Companies, Inc. ("Allmerica P&C"), a majority-owned, publicly traded subsidiary of AFC, since August 1992 and of The Hanover Insurance Company ("Hanover"), a wholly-owned subsidiary of Allmerica P&C, from December 1991 to December 1992. Mr. Barrett was executive director of Worcester Memorial Hospital, Inc. from 1968 until January 1983, and served as President and Chief Executive Officer of that organization until October 1988. Mr. Barrett served as President and Chief Executive Officer of Medical Center of Central Mass., Inc. from October 1988 to April 1992, and currently is a consultant to that organization, now known as Memorial Health Care.

  Mr. Barrett is a member of the Audit Committee of AFC's Board of Directors.

  Gail L. Harrison, 49, has been a Director of AFC since February 1995, of FAFLIC from March 1986 to April 1996, of Allmerica P&C since August 1992, and of Hanover from December 1991 to December 1992. Since February 1981, Ms. Harrison has been affiliated with The Wexler Group (formerly Wexler, Reynolds, Harrison & Shule, Inc.), a government relations consulting firm.

  Robert G. Stachler, 67, has been a Director of AFC since February 1995, of FAFLIC from March 1978 to April 1996, of Allmerica P&C since August 1992, and of Hanover from April 1990 to December 1992. Mr. Stachler has been a partner at the law firm of Taft, Stettinius & Hollister since 1964.

  Mr. Stachler is a member of the Compensation Committee of AFC's Board of Directors.

DIRECTORS CONTINUING IN OFFICE

  John F. O'Brien, 53, has been a Director, Chief Executive Officer and President of AFC since February 1995. He has also served as a Director, Chief Executive Officer and President of FAFLIC since August 1989. In addition to his positions with AFC and FAFLIC, Mr. O'Brien has served as a Director, President and Chief Executive Officer of Allmerica P&C since August 1992, and has been a Director of Hanover since September 1989, of Citizens Insurance Company of America ("Citizens Insurance") since March 1992 and Citizens Corporation ("Citizens"), for which he also serves as Chief Executive Officer, since December 1992. Citizens is a majority-owned, publicly traded subsidiary of Hanover, and Citizens Insurance is a wholly-owned subsidiary of Citizens. Mr. O'Brien is also a trustee or director and executive officer of Allmerica Investment Trust, Allmerica Securities Trust, and Allmerica Funds. Additionally, Mr. O'Brien is a director and/or holds offices at various other non-public FAFLIC affiliates including SMA Financial Corp. and AFLIAC. Mr. O'Brien also currently serves as a Director of The TJX Companies, Inc., an off-price family apparel retailer, ABIOMED, Inc., a medical device company, Cabot Corporation, a diversified specialty chemicals and materials and energy company, and The Life Insurance Association of Massachusetts. He also currently serves as a member of the executive committee of the Mass Capital Resource Company, a Massachusetts investment partnership. Prior to joining FAFLIC, Mr. O'Brien served as an officer of FMR Corp., the parent company of various financial services companies in the Fidelity Group and a director and/or an executive officer at various other of FMR Corp.'s affiliates.

  Mr. O'Brien's term of office as Director of AFC expires in 1998.

  Michael P. Angelini, 54, has been a Director of AFC since February 1995, of FAFLIC from August 1984 to April 1996, and of Allmerica P&C since August 1992. He served as a Director of Hanover from December 1991 through December 1992. Mr. Angelini is a partner at the law firm of Bowditch & Dewey, with which he has been associated since 1968, and is a Director of Flagship Bank & Trust Company.

  Mr. Angelini is Chairman of the Audit Committee of AFC's Board of Directors. His term of office as a Director of AFC expires in 1998.

  Robert P. Henderson, 65, has been a Director of AFC since September 1996. Mr. Henderson has been the Chairman of Greylock Management Corporation, a venture capital firm, since 1983. Mr. Henderson is also a Director of Cabot Corporation and Filenes Basement, a Trustee of the Museum of Fine Arts in Boston, Massachusetts, and a Member of Corporation of the New England Deaconess Hospital. Mr. Henderson is a former Chairman of the Federal Reserve Bank of Boston.

  Mr. Henderson's term of office as a Director of AFC expires in 1999.

  J. Terrence Murray, 57, has been a Director of AFC since February 1995 and of FAFLIC from January 1992 to April 1996. Mr. Murray is the Chairman, President and Chief Executive Officer of Fleet Financial Group, Inc., a bank holding company, where he has been employed since July 1962. Mr. Murray is also a Director of A.T. Cross Co., a writing instrument company, and CVS Corporation, a drugstore chain.

  Mr. Murray's term of office as a Director of AFC expires in 1998.

  Robert J. Murray, 55, has been a Director of AFC since May 1996. He has been Chairman, President and Chief Executive Officer of New England Business Service, Inc. ("NEBS"), a supplier of business forms, since December 1995 and has served on the Board of Directors of NEBS since 1991. Prior to joining NEBS, Mr. Murray was employed by The Gillette Company, Inc. ("Gillette"), a manufacturing company, beginning in 1961. He served as a Corporate Vice President of Gillette beginning in 1987 and as the Executive Vice President of Gillette's North Atlantic Group from January 1991 to December 1995. Mr. Murray is also a Director of North American Mortgage Company, LoJack Corporation and Fleet National Bank, as well as a Trustee of Boston College.

  Mr. Murray's term of office as a Director of AFC expires in 1999.

  John L. Sprague, 66, has been a Director of AFC since February 1995 and of FAFLIC from September 1972 to April 1996. Mr. Sprague has been President of John L. Sprague Associates, Inc., a consulting company for technology companies, since January 1988. He served as President and Chief Executive Officer of Sprague Electric Company, a semiconductor company, from December 1980 to January 1988. Mr. Sprague is also a Director of Aerovox Corp., a manufacturing company, Sipex Corporation and California MicroDevices Corporation, an electronic components manufacturer.

  Mr. Sprague is a member of the Audit Committee of AFC's Board of Directors. His term of office as a Director of AFC expires in 1999.

  Herbert M. Varnum, 59, has been a Director of AFC since February 1995, of FAFLIC from March 1979 to April 1996, of Allmerica P&C since August 1992, and of Hanover from December 1991 through December 1992. Mr. Varnum was employed by Quabaug Corporation, a manufacturing company, beginning in 1960 and served as President and Chief Executive Officer from 1982 to 1989, and as Chairman and Chief Executive Officer from January 1990 until his retirement in June 1995.

  Mr. Varnum is Chairman of the Compensation Committee of AFC's Board of Directors. His term of office as a Director of AFC expires in 1998.

  Richard M. Wall, 68, has been a Director of AFC since February 1995, of FAFLIC from March 1986 to April 1996, of Allmerica P&C since August 1992, and of Hanover from December 1991 through December 1992. Mr. Wall has been General Counsel and assistant to the Chairman and Chief Executive Officer of FLEXcon Company, Inc., a plastics manufacturing company, since November 1985.

  Mr. Wall is a member of the Compensation Committee of AFC's Board of Directors. His term in office as a Director of AFC expires in 1999.

CERTAIN INFORMATION REGARDING DIRECTORS

  During the last fiscal year, the Board of Directors held seven regularly scheduled meetings. All of the incumbent Directors attended at least 75% of the meetings of the Board and of the committees which he or she was scheduled to attend. The Board of Directors has an Audit Committee, a Compensation Committee and a Committee on Directors.

  The Audit Committee of the Board of Directors is comprised of Mr. Angelini (Chair), Mr. Barrett, Mr. Sprague and Mr. Varnum. The committee reviews the professional services to be provided by AFC's independent auditors and the independence of such auditors from management of AFC. The committee also reviews the scope of the audit by AFC's independent auditors, the annual financial statements of AFC, AFC's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of AFC as it may find appropriate or as may be brought to its attention, and meets from time to time with members of AFC's internal audit staff. The committee met twice during 1996.

  The Compensation Committee of the Board of Directors is comprised of Mr. Varnum (Chair), Mr. Stachler and Mr. Wall. Guy W. Nichols was the Chairman of the Compensation Committee until his retirement following the Annual Meeting on May 21, 1996. Mr. Varnum was elected Chairman of the committee at the Board of Directors meeting that followed the Annual Meeting. The Compensation Committee has oversight responsibility with respect to compensation matters involving Directors and executive officers of AFC. No member of this committee has any interlocking or other relationships with AFC and its subsidiaries that would call into question his independence as a member of the committee. The committee met four times in 1996.

  The Committee on Directors is comprised of Ms. Harrison (Chair), Mr. J. T. Murray and Mr. R. Murray. The Committee on Directors advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The committee held two meetings in 1996. The committee recommended this year's candidates and recommended Board member committee assignments to the full Board of Directors. The committee is authorized to consider nominees recommended by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Secretary, giving the candidate's name, biographical data and qualifications.

  Non-employee Directors of AFC who are not also directors of Allmerica P&C receive an annual retainer of $20,000. Non-employee Directors of AFC who are also directors of Allmerica P&C receive an aggregate retainer of $30,000. In addition, non-employee Directors of AFC receive $1,500 per meeting of the Board of Directors and $1,000 for each meeting of a committee thereof that they attend. Mr. O'Brien, the only Employee

Director, is not paid any fees or additional compensation for service as a member of the Board of Directors or any of its committees. All Directors are reimbursed for reasonable travel and other expenses of attending meetings of the Board of Directors and committees of the Board of Directors.

  Beginning on the date of the annual meeting in 1997, Non-employee Directors of AFC will receive an annual retainer consisting entirely of 1,400 shares of AFC stock payable on the first business day following the annual meeting. Chairpersons of committees will receive a $4,000 annual retainer. In addition, Non-employee Directors of AFC will receive $1,500 per meeting of the Board of Directors and $1,000 for each meeting of a committee thereof that they attend.

  There are no family relationships among any of the directors or executive officers of AFC and its subsidiaries.

                                    ITEM II

                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

  The firm of Price Waterhouse LLP has been selected by the Board of Directors, subject to ratification by the shareholders, to be AFC's independent public accountants for 1997. Representatives of Price Waterhouse LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

  The Board of Directors recommends that you vote FOR the proposal to ratify the selection of the firm of Price Waterhouse LLP as independent public accountants for AFC for 1997. If ratification is not obtained, the Board of Directors will reconsider the appointment.

                                   ITEM III

                  AMENDMENT TO LONG-TERM STOCK INCENTIVE PLAN

  The Company's Long-Term Stock Incentive Plan (the "Stock Plan") was adopted by the shareholders of the Company in May 1996 and provides for the award of up to 2,350,000 shares of Common Stock in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and stock awards. To date, the Company has only granted non-qualified stock options under the Stock Plan. The Company intends to continue awarding non-qualified stock options and to grant incentive stock options, stock and restricted stock awards in 1997 under the Stock Plan. The Company has not awarded, and presently does not intend to award, stock appreciation rights under the Stock Plan.

  On February 24, 1997, the Board of Directors of the Company approved, subject to shareholder approval, an amendment to the Company's Stock Plan: (i) increasing the maximum number of Shares (as defined in the Stock Plan) that may be issued under the Stock Plan to an amount equal to the sum of (a) five percent (5%) of the number of Shares outstanding at the close of business on May 20, 1997, the day of the Annual Meeting, plus (b) an amount, not to exceed 1,172,000 Shares, equal to the number of Shares underlying awards granted under the Stock Plan and not surrendered as of the date of the Annual Meeting; and (ii) thereafter, commencing with the annual meeting of shareholders in 1998, increasing annually the maximum number of Shares that may be issued under the Stock Plan by an amount equal to one and one-quarter percent (1.25%) of the number of Shares outstanding at the close of business on the day of each annual meeting of shareholders for the term of the Stock Plan.

  Assuming the number of Shares outstanding as of March 21, 1997 remains unchanged as of the date of the Annual Meeting, and assuming no awards granted under the Stock Plan are surrendered prior to the Annual Meeting, upon approval of this amendment the committee administering the Stock Plan will be authorized to issue a maximum of 3,678,732 Shares under the Stock Plan. Thereafter, the actual number of Shares added annually to the total amount of Shares issuable under the Stock Plan, equal to 1.25% of the Shares outstanding on each annual meeting date commencing in 1998, will vary depending on many factors. Factors that could affect the number of Shares outstanding include:
(i) increases in Shares outstanding due to the anticipated merger of AFC and Allmerica P&C, stock option exercises, future grants of awards under the Stock Plan and possible offerings of AFC Common Stock; and (ii) decreases in outstanding shares of AFC Common Stock due to the recapture by the Company of restricted stock awards that fail to vest and stock repurchases by the Company. The Company has no current plans to conduct stock offerings or to institute stock repurchase programs.

  On February 19, 1997, the Company and Allmerica P&C entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which AFC will acquire the outstanding shares of Allmerica P&C's common stock not held directly or indirectly by AFC, and a merger subsidiary of AFC will merge with and into Allmerica P&C (the "Merger") resulting in Allmerica P&C becoming a wholly owned subsidiary of the Company. In connection with the Merger, all outstanding non-qualified stock options of Allmerica P&C will be replaced by non-qualified stock options of the Company at the same conversion ratio set forth in the Merger Agreement for the conversion of outstanding Allmerica P&C common stock. Pursuant to the terms of the Stock Plan, any Shares issued by the Company as a result of the substitution of outstanding grants from an acquired entity will not reduce the number of Shares available for issuance under the Stock Plan. The Merger will result, however, in an increase in the number of eligible participants under the Stock Plan. As a result, the Board of Directors believes that the amendment increasing the shares available under the Stock Plan is a necessary factor in allowing the Company to continue to attract and retain those highly competent individuals upon whose judgment, initiative and leadership the Company's continuing success in large measure depends.

  The following summary description is qualified in its entirety by reference to the copy of the Stock Plan, which is attached hereto as Exhibit A.

  The Stock Plan is intended to advance the interest of the Company by providing meaningful incentives to participants for making substantial contributions to the Company's long-term business growth; by enhancing the Company's ability to attract and retain executive officers and other key employees and certain insurance agents and brokers who will make such contributions; by rewarding participants for their contributions to the success of the Company and its subsidiaries; and by closely aligning the interests of participants with those of Company shareholders by providing opportunities for them to obtain longer-term rewards through stock ownership.

  To accomplish these purposes, the Stock Plan authorizes the grant of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights and share awards, including restricted stock awards. Awards under the Stock Plan may be granted until February 27, 2006 or until earlier termination of the Stock Plan by the Board of Directors. Outstanding awards may extend beyond that date.

  A maximum of 2,350,000 shares of Common Stock are currently authorized for the granting of awards under the Stock Plan. If an award is forfeited, canceled, reacquired by the Company, or otherwise terminated (other than by exercise, in the case of an option), shares of Common Stock underlying such award will again be available for grants and issuance under the Stock Plan. The maximum number of shares of Common Stock that may be covered by awards for any one participant over the period that the Stock Plan is in effect may not exceed

500,000 shares. In the event of a stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends), or other change affecting the Common Stock, the Board of Directors or the committee administering the Stock Plan will make appropriate adjustments in the number and kind of shares authorized by the Stock Plan and any adjustments to outstanding awards as it determines, provided that any such actions are consistently and equitably applicable to all affected participants.

  Eligibility and Administration. The selection of the participants in the Stock Plan and the terms of awards granted to each participant will be determined by a committee of not less than two non-employee members of the Board of Directors (the "Committee") appointed by the Board. Persons eligible to receive awards under the Stock Plan include executive officers and other key employees of the Company, its subsidiaries and affiliates, as well as certain insurance agents and brokers. It is currently estimated that approximately 300 individuals will be eligible to participate in the Stock Plan, with appropriate adjustments for any significant change in the size or operations of the Company, its subsidiaries and affiliates in the future.

  Options. The exercise price of any option granted under the Stock Plan may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. If a participant owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, the option price of any ISO awarded to such participant may not be less than 110% of the fair market value of the Common Stock at the date of grant. To the extent that the aggregate fair market value of stock with respect to which ISOs are exercisable for the first time by any one optionee in any calendar year exceeds $100,000, such stock options will be treated as NQSOs.

  Each stock option may be exercised at such times and subject to such terms and conditions as the Committee administering the Stock Plan may specify at or after the time of grant. If the Committee does not establish a different exercise schedule at or after the date of grant, the option is exercisable in five approximately equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the grant date. An option is not exercisable after the expiration of ten years from the date of grant. Unless the Committee shall otherwise permit an option to remain exercisable for such greater or lesser period (but not beyond its otherwise stated term) as the Committee shall specify, an option is not exercisable following the termination of a participant's employment. Special rules apply for terminations due to death, disability and retirement. The recipient of an option shall pay the exercise price for the shares of Common Stock underlying the option in cash or pursuant to such other arrangements as are satisfactory to the Committee.

  Except under certain limited circumstances as may be permitted by the Committee, options generally are not transferable except by will or the laws of descent and distribution. Additional limitations on exercise are imposed in the event the Committee determines that the listing, registration or qualification of any option upon any securities exchange or under state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable. The Company is authorized to make appropriate deductions to satisfy applicable withholding obligations with respect to the settlement of options.

  Restricted Stock. An Award of restricted stock ("Restricted Stock") entitles the participant to acquire shares of Common Stock for a purchase price equal to or greater than par value, subject to such conditions and restrictions, including a right of the Company, during a specified period or periods, to repurchase such shares at their original purchase price (or to require forfeiture of such shares) upon the participant's termination of employment. Subject to the provisions of the Stock Plan, the Committee may award shares of Restricted Stock and determine the cash purchase price or other consideration therefor, the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company, and the other terms and conditions of such Awards. The Committee may modify or waive the restrictions with respect to any Restricted Stock. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law. A participant has all the rights of a shareholder with respect to his or her Restricted Stock including voting and dividend rights, subject to any applicable restrictions on transfer and Company repurchase or forfeiture rights, and subject to any other conditions contained in the Award.

  A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the Common Stock at the time the Common Stock is no longer subject to forfeiture, less any amount paid for such stock. However, a recipient who makes an election under Section 83(b) of the Code within 30 days of the date of issuance of the Restricted Stock will realize ordinary income on the date of issuance equal to the fair market value of the shares of Restricted Stock at that time (measured as if the shares were unrestricted and could be sold immediately), less any amount paid for such stock. If the election is made, no taxable income will be recognized when the shares subject to such election are no longer subject to forfeiture. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to amounts previously included in income with respect to the shares. The holding period to determine whether the recipient has long-term or short-term capital gain or loss upon sale of the shares begins when the restriction period expires (or upon earlier issuance of the shares, if the recipient elected immediate recognition of income under Section 83(b) of the Code).

  Amendments. Under the terms of the Stock Plan, the Board of Directors or the Committee may amend the Stock Plan as it deems necessary or appropriate to better achieve the purposes of the Stock Plan, except that no amendment may be made without the approval of the Company's shareholders if such approval is required to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, to satisfy applicable requirements of the Internal Revenue Code, or to satisfy applicable securities exchange requirements.

  Federal Income Tax Consequences. Based on current provisions of the Internal Revenue Code of 1986, as amended ("Code"), and the existing regulations thereunder, the anticipated federal income tax consequences in respect of options under the Stock Plan are as described below. The following discussion is not intended to be a complete statement of applicable law and is based upon the federal income tax laws as in effect on the date hereof.

    ISOs. ISOs under the Stock Plan are intended to meet the requirements of
  Section 422 of the Code. No tax consequences result from the grant of the option. If an option holder acquires stock upon exercise of the ISO, no income will be recognized by the option holder for ordinary income tax purposes (although the difference between the option exercise price and the fair market value of the stock subject to the option may result in alternative minimum tax liability to the option holder), and the Company will be allowed no deduction as a result of such exercise, if the following conditions are met: (a) at all times during the period beginning with the date of the granting of the option and ending on the day three months before the date of such exercise, the option holder is an employee of the Company or of a subsidiary; and (b) the option holder makes no disposition of the stock within two years from the date the option is granted nor within one year after the stock is transferred to the option holder. In the event of a sale of such stock by the option holder after compliance with these conditions, any gain realized over the price paid will ordinarily be treated as long-term capital gain, and any loss will be treated as long-term capital loss, in the year of sale.

    If the option holder fails to comply with the employment or holding period requirements described above, the option holder will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date the option was exercised over the exercise price, or (ii) the excess of the amount realized upon such disposition over the exercise price. If the option holder is treated as having received ordinary income because of his failure to comply with either condition above, an equivalent deduction will be allowed to the Company in the same year.

    NQSOs. No tax consequences result from the grant of the option. An option holder who exercises a NQSO with cash will generally realize compensation taxable as ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company will be entitled to a deduction from income in the same amount. The option holder's basis in such shares will be the fair market value on the date exercised, and when he disposes of the shares he will recognize capital gain or loss, either long-term or short-term, depending on the holding period of the shares.

  New Plan Benefits. Future awards under the Stock Plan are subject to the discretion of the Committee. Therefore, it is impossible to indicate the specific awards that will be granted to or the benefits that will be received by any individual participant or group of participants under the Stock Plan. The following table, however, provides certain information about stock option awards anticipated on or before the Annual Meeting in May 1997 to the named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group and all employees, including officers who are not executive officers, as a group. The dollar value of the anticipated stock option awards set forth below cannot be determined at this time.

                                                                LONG-TERM
                                                           STOCK INCENTIVE PLAN
           NAME AND POSITION                                 NUMBER OF SHARES
           -----------------                               --------------------
   John F. O'Brien, President & CEO.......................        50,000
   Larry C. Renfro, Vice President........................        20,000
   Eric A. Simonsen, Vice President.......................        30,000
   Phillip E. Soule, Vice President.......................        20,000
   Richard M. Reilly, Vice President......................        20,000
   Executive Group (12 persons)...........................       257,000
   Non-Executive Director Group (10 persons)..............           --
   Non-Executive Officer Employee Group (168 persons).....       575,500

  In addition, in 1997 each of the named executive officers and certain other members of the executive group will receive stock awards ("Stock Awards") granting the right to purchase, at fair market value on the date of grant, a number of shares of Common Stock up to a specified dollar amount per individual (the "Purchase Limit"). For each such share purchased under the Stock Plan (the "Purchased Shares"), participating executive officers will receive a matching share of Restricted Stock. The shares of Restricted Stock will become freely tradeable three years after the date of grant, subject to certain conditions including continued employment with the Company or its subsidiaries and continued ownership of an equal amount of Purchased Shares. The Purchase Limit for each of the named executive officers and for the executive group are: $1,000,000 for Mr. O'Brien; $150,000 for Mr. Renfro; $250,000 for Mr. Simonsen; $150,000 for Mr. Soule; $150,000 for Mr. Reilly; and $2,325,000 for the executive group as a whole (12 persons). Non-employee Directors are not eligible to participate in the Stock Plan. Grants of Stock Awards to non-executive officer employees are not anticipated in 1997.

  On March 21, 1997, the closing price of the Common Stock, as reported in The Wall Street Journal, New York Stock Exchange Composite Transactions, was $35.25.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE STOCK PLAN, AS AMENDED.

                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth the number of shares of Common Stock of AFC, APY and Citizens Corporation owned as of March 17, 1997 by (i) each Director of AFC, (ii) the named executive officers in the Summary Compensation Table appearing later in this Proxy Statement, (iii) all officers and directors of AFC as a group and (iv) each person who is known by AFC to be the beneficial owner of more than five percent of the Common Stock as of such date. This information has been furnished by the persons listed in the table.

                           NUMBER OF SHARES  NUMBER OF SHARES NUMBER OF SHARES
                           OF COMMON STOCK   OF COMMON STOCK  OF COMMON STOCK
NAME OF BENEFICIAL OWNER       OF AFC*           OF APY*        OF CITIZENS*
------------------------   ----------------  ---------------- ----------------
Michael P. Angelini.......           54            3,000              --
David A. Barrett..........          285              600            1,000(1)
Gail L. Harrison..........           82              450              --
Robert P. Henderson.......          --               --               --
J. Terrence Murray........           69              --               --
Robert J. Murray..........          --               --               --
John F. O'Brien...........          270(2)        16,000            1,000
Richard M. Reilly.........           98(3)           --               --
Larry C. Renfro...........           88(4)           --               --
Eric A. Simonsen..........          146(5)         9,000(6)         3,000(7)
Phillip E. Soule..........          652(8)           300              100
John L. Sprague...........          220              --               --
Robert G. Stachler........          171              --               --
Herbert M. Varnum.........           76              600              --
Richard M. Wall...........          180              --               --
Directors and executive
 officers as a group (22
 persons).................       21,674(9)        40,400           12,500
Holder of Greater Than
 Five Percent of Common
 Stock
FMR Corp.
 82 Devonshire Street
 Boston MA 02109..........    5,233,970(10)   10.43% of shares of AFC Common
                                                     Stock outstanding

--------
  * With the exception of FMR Corp.'s holdings of AFC Common Stock, each of the amounts represents less than 1% of the outstanding shares of Common Stock as of March 17, 1997. As to shares beneficially owned, each person has sole voting and investment power, except as indicated in other footnotes to this table.
 (1) Shares owned by Mr. Barrett's spouse. Mr. Barrett disclaims beneficial ownership with respect to such shares.
 (2) Includes 198 shares held for the benefit of Mr. O'Brien by the trustees of the First Allmerica Financial Life Insurance Company's Employees' 401(k) Matched Savings Plan (the "FAFLIC Plan").
 (3) Shares held for the benefit of Mr. Reilly by the trustees of the FAFLIC
     Plan.
 (4) Shares held for the benefit of Mr. Renfro by the trustees of the FAFLIC
     Plan.
 (5) Shares held for the benefit of Mr. Simonsen by the trustees of the FAFLIC Plan.
 (6) Includes an aggregate of 3,000 shares of Common Stock of APY held in trusts for the benefit of Mr. Simonsen's children. Mr. Simonsen is trustee of the trusts and he disclaims beneficial ownership of the shares held in the trusts.

 (7) Includes an aggregate of 1,000 shares of Common Stock of Citizens held in trusts for the benefit of Mr. Simonsen's children. Mr. Simonsen is trustee of the trusts and he disclaims beneficial ownership of the shares held in the trusts.
 (8) Includes 596 shares held for the benefit of Mr. Soule by the trustees of the FAFLIC Plan.
 (9) Includes 18,683 shares held by the trustees of the FAFLIC Plan. See notes 2-5 and 8 above.
(10) Based on a Schedule 13G dated February 14, 1997 filed by FMR Corp., which has sole dispositive power overall 5,226,920 shares and sole voting power over 289,820 shares.

  As of March 17, 1997, there were no persons other than FMR Corp. known to AFC to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth all plan and non-plan compensation awarded to, earned by, or paid to the Chief Executive Officer of AFC, and the four other most highly compensated executive officers of AFC (collectively, the "Named Executive Officers"). Because AFC is a holding company, it does not pay any compensation to its executive officers. The Named Executive Officers, unless otherwise indicated, receive compensation in their capacities as executive officers of FAFLIC, which is then reimbursed, in accordance with AFC's policy and intercompany service agreements, by its various subsidiaries for services rendered to such subsidiaries.

                                      ANNUAL COMPENSATION
                                  ---------------------------
                                                               LONG-TERM
                                                       OTHER  COMPENSATION
                                                      ANNUAL  ------------ ALL OTHER
                                                      COMPEN-     LTIP      COMPEN-
                                              BONUS   SATION    PAY-OUTS    SATION
NAME AND PRINCIPAL POSITION  YEAR SALARY($)  ($)(1)   ($)(2)     ($)(3)     ($)(4)
---------------------------  ---- --------- --------- ------- ------------ ---------
John F. O'Brien.........     1996  850,000  1,816,000 109,422   500,000     120,227
 President and Chief         1995  775,000    775,000 109,422   250,000     120,227
 Executive Officer           1994  725,000    400,000 132,922         0     161,402
Larry C. Renfro.........     1996  370,000    667,609  11,275   160,000       4,500
 Vice President              1995  340,000    390,150  17,070   200,000           0
                             1994  340,000     95,000  10,250   240,000      21,420
Eric A. Simonsen........     1996  370,000    406,436  12,215   160,000       4,500
 Vice President              1995  305,000     99,430  18,492   210,000       4,500
                             1994  305,000     81,282     --    260,000      19,215
Phillip E. Soule........     1996  295,000    254,991   6,577   120,000       4,500
 Vice President              1995  265,000     85,993   9,958   120,000       4,500
                             1994  245,000     91,508   3,208   140,000      15,435
Richard M. Reilly.......     1996  270,000    256,893   7,517   120,000       4,500
 Vice President              1995  210,000     58,380   8,463   130,000       4,500
                             1994  210,000     74,760     --    130,000      13,230

--------
(1) Amounts shown for 1996 include the following special bonus payments, discussed in more detail in the Compensation Committee Report, which payments are intended by the Company to facilitate the purchase of AFC common stock by the executive officers in 1997: $1,000,000 for Mr. O'Brien, $150,000 for Mr. Renfro, $250,000 for Mr. Simonsen, $150,000 for Mr. Soule and $150,000 for Mr. Reilly. All other amounts shown are bonuses earned pursuant to FAFLIC's Incentive Compensation Plan, except with respect to the amounts reported for Mr. Renfro in 1996 and 1995, which also include payments of $335,384 and $255,000, respectively, in connection with the sale of FAFLIC's mutual fund servicing business, discussed below.
(2) The amounts shown reflect the payment of taxes in the amount of $109,422 in 1996, $109,422 in 1995 and $109,850 in 1994 in connection with the payment by FAFLIC of a life insurance premium on behalf of Mr. O'Brien. All other amounts shown include interest earned on long-term incentive compensation paid, or deferred at the election of the Named Executive Officer, in the respective year. No Named Executive Officer received any perquisites or other personal benefits from any source for his services to FAFLIC or any subsidiary with an aggregate value exceeding the lesser of $50,000 or 10% of cash compensation.
(3) Amounts shown include installment payments vesting and received by the Named Executive Officers in the respective year pursuant to awards which were earned in 1992, 1993, 1995 and 1996 under FAFLIC's Long-

   Term Performance Unit Plan (the "Long-Term Performance Plan"). No such cash amounts were earned in 1994 by the Named Executive Officers in respect of units granted under the Long-Term Performance Plan with values determinable based on FAFLIC's surplus level at the end of 1994.
(4) Amounts shown include $4,500 paid to each of the Named Executive Officers by FAFLIC during 1996 in the form of employer contributions to each Named Executive Officer's 401(k) and related post-retirement accounts pursuant to FAFLIC's 401(k) Matched Savings Plan ("Matched Savings Plan") (in effect beginning in 1995) (except amounts contributed on behalf of Messrs. O'Brien and Reilly in 1996, which are attributable to the Executive Non-Qualified Retirement Plan) as well as pursuant to FAFLIC's Excess Benefit Retirement Plan ("Excess Benefit Plan") as described more fully below. The amount shown for Mr. O'Brien in 1996 also reflects the payment by FAFLIC of a life insurance premium of $115,727.

OPTION GRANTS

  The Company maintains a long-term stock incentive plan pursuant to which stock options covering shares of the Company's Common Stock may be granted to key employees.

  In 1996, the Company did not grant any options to the Named Executive
Officers.

LONG-TERM INCENTIVE AWARDS

  Neither the Company nor FAFLIC made any awards to Named Executive Officers under the Long-Term Performance Plan in 1996.

EMPLOYMENT AGREEMENTS AND NON-SOLICITATION AGREEMENTS

  In connection with the sale of FAFLIC's mutual fund servicing business to The Shareholder Services Group, Inc. ("TSSG") and related transactions in March 1995, and in consideration of the agreement by Mr. Renfro not to engage in this business for four years, AFC agreed to pay Mr. Renfro (i) a one-time bonus payment of $350,000 in 1995 ($95,000 of which represents a payment under FAFLIC's Incentive Compensation Plan in respect of his 1994 performance), and
(ii) annual contingent payments based upon the prospective performance of the businesses sold or assigned in the TSSG transactions for four years with certain guaranteed minimum payments up to a maximum aggregate amount for four years of $3.7 million. The agreement also provides that, in the event Mr. Renfro is terminated without cause, he will receive $25,000 per month until March 31, 1998 plus $600,000 (less any contingent payments made under (ii) above). In the event of any such termination without cause, the agreement provides that Mr. Renfro would be subject to confidentiality and non-competition restrictions during the payment period.

  As of December 31, 1996, substantially all of the Company's executive officers had entered into non-solicitation agreements ("Non-Solicitation Agreements") with the Company. The Non-Solicitation Agreements provide that, during employment and for a period of two years after termination, the executive officer will not recruit or solicit, attempt to induce, or assist or encourage others to recruit or solicit, any employee, agent or broker of the Company to terminate employment with the Company. The Non-Solicitation Agreements prohibit the executive officers from soliciting the business or patronage of any policyholders or existing or prospective clients, customers or accounts of the Company that were contacted, solicited or served while the executive officer was employed by the Company. Finally, the Non-Solicitation Agreements provide that all proprietary information relating to the Company's business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

EMPLOYMENT CONTINUITY PLAN

  In December 1996 the AFC Board of Directors voted to adopt the Allmerica Financial Corporation Employment Continuity Plan (the "Employment Continuity Plan"). The purposes of the Employment Continuity Plan are (i) to secure senior management's objectivity and ensure focus on behalf of shareholder interest in the event of actions or occurrences that could lead to a Change of Control, and (ii) to ensure, in the event of a Change in Control resulting in payment under the Employment Continuity Plan, that senior management does not compete in the business of the Company, solicit Company employees or disclose any confidential or propriety information of the Company. The Employment Continuity Plan is administered by the AFC Board of Directors. All of the Named Executive Officers were named as participants in the Employment Continuity Plan at its adoption.

  In the event of a Change in Control (defined below) of the Company and subsequent involuntary termination of a participant within a two-year period after the Change in Control, or voluntary termination of the participant in the 13th month after a Change in Control, the Employment Continuity Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a Multiplier (defined below) times a participant's base salary, average bonus for the preceding three years, and the amount that would be credited under a cash balance pension plan sponsored by the Company or its affiliates. The Multiplier is three (3) for the Chief Executive Officer and two (2) for all other participants. Additionally, the Employment Continuity Plan provides for continued coverage under the health and welfare benefit plans sponsored by the Company and its affiliates, the lump-sum actuarial equivalent for grandfathered benefits earned under the retirement plan for "transition group" employees for the number of years commensurate with the Multiplier, 75% of a participant's maximum bonus potential pro-rated for service performed in the year of termination, and outplacement services. The Chief Executive Officer is also entitled to a gross-up payment when the Change in Control payment or other benefit under the plan is subject to the excise tax imposed by section 4999 of the Internal Revenue Code.

  For purposes of the Employment Continuity Plan, a Change in Control is defined as follows: (i) a change in the composition of the Board of Directors such that the Incumbent Directors (as defined in the Employment Continuity
Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) any person or group is or becomes the beneficial owner of 35% or more of the Company's voting stock outstanding;
(iii) a merger or consolidation of the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the merger or consolidation own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the merger or consolidation; or (iv) the approval by shareholders of a plan of liquidation or dissolution of the Company or the sale of all or substantially all of the Company's assets.

  In the event of a Change of Control, for all stock awards and stock options granted to a participant pursuant to the Company's Long-Term Stock Incentive Plan that do not otherwise vest immediately after the Change of Control, the participant will be paid a lump sum amount equal to (i) the fair market value of all stock awards as of the date of the Change of Control (excluding stock options) and (ii) with respect to stock options, the excess of the fair market value of the Company's common stock as of the date of the Change of Control over the stock option exercise price.

  The payment of benefits under the Employment Continuity Plan is contingent upon the Company's receipt of a signed waiver and release from the participant that release certain claims the participant may have and precludes the participant from competing with the Company for a period of two years.

PENSION BENEFITS

  FAFLIC, Hanover and Citizens each maintain a tax-qualified, non-contributory defined benefit retirement plan ("Pension Plan") for the benefit of eligible employees.

  Until December 31, 1994, annual benefits under the Pension Plan were based primarily upon each employee's years of service and compensation during the highest five consecutive plan years of employment or the last 60 months if greater. Such benefits under the Pension Plan were frozen as of December 31, 1994 for most participants, with the exception of certain grandfathered employees, including Mr. Soule. These benefits will be paid to participants as a monthly annuity at age 65 unless a participant terminates with 15 or more years of service in which case monthly benefits may commence anytime after the participant's 55th birthday. Effective as of January 1, 1995, the Pension Plan was converted into a cash balance plan, such that benefits are no longer determined primarily by final average compensation and years of service. Instead, annually each employee accrues a benefit that is equal to a percentage of the employee's salary, similar to a defined contribution plan arrangement. Amounts contributed by the employer to an employee are allocated to a memorandum account as to which the employee is permitted to make investment elections from among choices provided by the employer. Upon termination of employment of a participant, the amount in the participant's memorandum account as of such date is eligible for distribution. If the amount in the participant's memorandum account plus the present value of the benefit frozen under the Pension Plan as of December 31, 1994 is less than $3,500, all benefits are distributed immediately in a lump sum.

  The estimated annual benefits payable under the Pension Plan upon retirement at normal retirement age for each of the Named Executive Officers is as follows: Mr. O'Brien: $428,138; Mr. Renfro: $258,033; Mr. Simonsen: $151,262;
Mr. Soule: $491,745; Mr. Reilly: $53,640. Such figures include amounts that have accrued under the Pension Plan as in effect on December 31, 1994, including, $355,841 for Mr. Soule. With respect to benefits attributable to the cash balance component of the Pension Plan, it was assumed that each individual's salary and bonus for the years until retirement were as shown in the Summary Compensation Table; that employer allocations were made to the Pension Plan at a rate of 7% of eligible compensation (7% is the actual amount accrued in 1996, although the plan only guarantees an accrual rate of 0.5%); and that investment earnings accrued to each participant's memorandum account under the Pension Plan at a rate of 6% per year.

  The estimated annual benefits under the Pension Plan shown for each of the Named Executive Officers are not reduced to reflect the limitations imposed by Federal tax laws, which place upper limits on the benefits which may be provided to any individual by tax-qualified pension plans. FAFLIC, Hanover and Citizens Insurance each have adopted an Excess Benefit Plan, an unfunded, non-qualified plan, which provides that it will pay directly the difference between the retirement benefit normally calculated under the Pension Plan and the maximum amount which may be paid from the Pension Plan consistent with Federal tax law. In addition, certain employees of FAFLIC and its subsidiaries may participate, in the discretion of the Board of Directors, in either an unfunded, Non-Qualified Executive Retirement Plan or an unfunded, Non-Qualified Executive Deferred Compensation Plan. Under the Non-Qualified Executive Retirement Plan, participating employees may (i) elect to defer compensation in an amount not to exceed the annual dollar limitation set forth in the Internal Revenue Code in respect of defined contribution plans, (ii) elect to defer additional compensation in an amount not to exceed 12.5% of the participant's annual salary, (iii) receive and defer the amount, if any, that the participant would have received as a matching employer's contribution under his employer's 401(k) Matched Savings Plan, and (iv) receive and defer the amount, if any, that the participant would have been credited under his employer's Cash Balance and Excess Benefit Plans had the participant participated in such plan during the year. Under the Non-Qualified Executive Deferred Compensation Plan, certain other employees may elect to defer up to 12.5%
of their annual salaries. In both cases, AFC shall from time to time designate one or more investments in which each participant's accounts shall be deemed to be invested for the purpose of determining the participant's gains and income on such account. Participation in the Non-Qualified Executive Retirement Plan is in lieu of participation in the corresponding qualified retirement and/or pension plans of FAFLIC, Hanover or Citizens.

COMPENSATION COMMITTEE REPORT

  General. The Compensation Committee ("Committee") of the Board of Directors is comprised of the Directors whose names appear at the end of this report, none of whom is an employee of AFC or of any affiliate or subsidiary of AFC. Among other duties, the Committee has oversight responsibility with respect to compensation matters involving Directors and executive officers of AFC. As a holding company, AFC has no employees of its own and does not pay any compensation to its officers. Officers who are employees of FAFLIC, Hanover or Citizens Insurance are compensated directly by their respective employers. In addition, a portion of the salaries and other compensation paid by FAFLIC to its employees, who provide services to Hanover or Citizens Insurance, is allocated to such companies. This report reflects the compensation philosophy of AFC, FAFLIC, Hanover and Citizens Insurance as endorsed by the Committee.

  Compensation Philosophy. The Executive Compensation Program is designed to support the following objectives:

    .to attract and retain individuals key to the future success of AFC and its subsidiaries;

    .to align the interests of executives with those of shareholders;

    .to motivate and reward the profitable growth of AFC;

    .to ensure that AFC has competitive opportunities for key personnel.

  The key elements of the Executive Compensation Program consist of base salary, annual incentive compensation and long-term incentive compensation. A general description of each element and the review taken by the Committee for the 1996 fiscal period is presented in the following material.

  Base Salary. The chief goals of AFC and its subsidiaries are to improve market focus in order to identify profitable opportunities that capitalize on competitive strengths; to provide quality, value-added services that are flexible and responsive to customer needs; to capitalize on growth opportunities in targeted markets with innovative, market-driven products and services that can be distributed broadly and cost-effectively; and to build financial strength with effective business strategies that generate superior financial performance and deliver solid returns on capital. In furtherance of these goals, annual base salaries of the Named Executive Officers and other key executives are set at levels considered to be competitive with amounts paid to executive officers with comparable qualifications, experience and responsibilities at competing companies, based on published surveys and proxy information, which include base salary, total cash compensation data, and other SEC required salary disclosures.

  Annual Incentive Compensation. Annual incentive compensation for employees of FAFLIC, Hanover and Citizens Insurance is tied to the achievement of significant financial performance goals.

  FAFLIC, Hanover and Citizens Insurance maintain a consolidated incentive plan which provides supplementary cash compensation as an incentive to key employees who, through exceptional performance, contribute materially to the success of the companies. For 1996, the incentive plan had two components: (a) the corporate and business unit return on equity; and (b) the successful completion of individual performance goals. Awards under the incentive plan may range from 0% to 100% of a participant's base salary.

  Long-Term Compensation. FAFLIC maintains a Long-Term Performance Unit Plan ("Long-Term Performance Plan"). The Boards of both Hanover and Citizens Insurance have ratified the participation of certain of their officers in the Long-Term Performance Plan.

  The objectives of the Long-Term Performance Plan include providing incentives to attract and retain top executives and achieving significant long-term financial results for FAFLIC and its subsidiaries. Criteria considered in determining participation in the Long-Term Performance Plan include the direct and measurable impact the executive has on longer-term financial results, the influence the individual has on strategic direction and the degree of risk inherent in the individual's business decisions. Previously awarded units are payable dependent upon specific increases in capital, surplus and equity position determined at of the end of a three-year plan cycle and payments are made subject to a subsequent three-year vesting cycle. The last three-year plan cycle under the Long-Term Performance Plan began in 1995. Therefore, no Named Executive Officers were awarded Long-Term Performance Plan units in 1996, although certain awards made in 1995 will continue to vest through 1999. Commencing in 1997, long-term incentive compensation awards will be made to the Named Executive Officers pursuant to AFC's Long-Term Stock Incentive Plan.

  AFC, Allmerica P&C and Citizens Corporation each have in place Long Term Stock Incentive Plans (the "Stock Plans"). The objectives of each of the Stock Plans include providing incentives for participants to make substantial contributions to the company's long-term business growth, enhancing the company's ability to attract and retain executive officers and other key employees, rewarding participants for their contributions to the success of the company, and aligning the interests of executive officers and other key employees with those of the company's stockholders. Up to 2,350,000 shares are available for awards under the AFC plan, up to 1,000,000 shares are available for awards under Allmerica P&C's plan and up to 200,000 shares are available for awards under Citizens Corporation's plan. In connection with its conversion from a mutual life insurance company to a stock life insurance company in October 1995, State Mutual Life Assurance Company of America, FAFLIC's predecessor, agreed with the Commissioner of Insurance of the Commonwealth of Massachusetts, in the Plan of Reorganization dated February 28, 1995 (the "Plan of Reorganization"), that certain executive officers of FAFLIC and AFC would not be permitted to acquire AFC stock, and would not be eligible to participate in any stock-based compensation plan, until one year after the demutualization was completed. As a result, during 1996 no stock-based awards were made to the ineligible executive officers, which included the Named Executive Officers. Factors to be considered in determining the grant of options under the respective stock plans include the contribution of each executive to the long-term performance of AFC, Allmerica P&C or Citizens Corporation, respectively, and the importance of such executive's responsibilities within the organization.

  Special Cash Bonus. In evaluating the total compensation of the Named Executive Officers and certain other executive officers of FAFLIC and Hanover, the Compensation Committee also considered the importance of individual stock ownership of executive officers to the future performance of the Company. Due to the restrictions imposed by the Plan of Reorganization prohibiting the Named Executive Officers and certain other executive officers of AFC and FAFLIC from acquiring AFC stock or participating in AFC's Stock Plan until October 1996, the Compensation Committee approved a special cash bonus payment to these executives with the intent that the bonus be used to purchase an equal amount of AFC Common Stock. As an incentive to encourage such purchases, for each share of AFC Common Stock purchased with such bonus funds, certain of the Named Executive Officers will be awarded one share of restricted stock pursuant to the AFC Stock Plan.

  Compensation of the Chief Executive Officer. John F. O'Brien, President and Chief Executive Officer of AFC, serves as President and Chief Executive Officer of FAFLIC, and as Chairman of the Board of Hanover and of Citizens Insurance.

  In approving the 1996 compensation package for Mr. O'Brien, the Compensation Committee compared Mr. O'Brien's compensation against the comparative base salaries, annual and long-term incentives and other compensation of chief executives of a peer group of companies. The peer group companies included (i) insurance companies identified as having distribution systems, products/product mix and/or markets similar to FAFLIC and its subsidiaries;
(ii) a subset of insurance companies that were identified by scope of financial activity (such as assets, revenue, and net written premium); and
(iii) a subset of financial service companies that provide for a stratification of salary data based on similarity in the nature and scope of business activities. The Compensation Committee assumes (a) that such independent variables are meaningful in determining CEO compensation, and (b) that a correlation exists between pay and such variables. However, the approach does not consider variances in the business strategies and goals of each company, the relative competitive positions of the companies, and the personal characteristics and accomplishments of the individual executives. Therefore, the review of Mr. O'Brien's compensation by the Compensation Committee also included an assessment of the performance of FAFLIC and its subsidiaries in terms of profitability and growth in the various business lines, as well as an evaluation of the capital positions of the companies, the implementation of significant cost controls and other strategic initiatives. In comparison to the peer group of companies, Mr. O'Brien's base salary was near the median, while the potential for incentive compensation, as a percentage of base salary, was below the median.

  Mr. O'Brien's 1996 incentive compensation performance measures included a corporate goal based upon GAAP Consolidated Net Income Return on Equity of AFC, business unit Return on Equity, focus goals relating to earnings per share, revenue, AFC's stock price and individual performance goals. Individual performance goals included significant improvement in earnings and capital; development of alternate distribution systems; initiatives to improve technology; and continued development and implementation of a strategic plan for the Company. Achievement of individual performance goals and other initiatives undertaken by Mr. O'Brien in 1996 resulted in performance that exceeded expectations.

  The Compensation Committee carefully reviewed Mr. O'Brien's personal achievements against his 1996 goals and based on its evaluation, the Committee approved Mr. O'Brien's annual incentive compensation award of 96% of his base salary, out of a maximum potential of 100% of base salary. In addition, the Committee approved a special bonus award to Mr. O'Brien in the amount of $1,000,000, based on the reasons discussed in the paragraph entitled "Special Cash Bonus" above.

  The Committee believes that the executive compensation policies of AFC and its subsidiaries are appropriate both to attract and retain corporate officers and other key employees of outstanding abilities and to motivate them to perform to the full extent of their abilities.

  Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In 1996, the compensation paid to the Chief Executive Officer exceeded the limit imposed by Section 162(m). The Committee monitors the impact of Section 162(m) in order to balance the benefits of favorable tax treatment with a need to apply prudent judgment in carrying out AFC's compensation philosophy, recognizing that under certain circumstances it may be appropriate to exceed the deduction limit.

 Members of the Compensation Committee:

  Herbert M. Varnum, Chair Robert G. Stachler Richard M. Wall

                        COMMON STOCK PERFORMANCE CHART

  The following graph compares the performance of the Company's Common Stock since its initial public offering on October 11, 1995 with the performance of the S&P 500 Index and with the performance of an industry peer group comprised of a composite of two published indices--the S&P Property-Casualty Insurance Index and the S&P Life Insurance Index. Returns of the latter two indices have been weighted according to their respective aggregate market capitalization at the beginning of each period shown on the graph. The graph plots the changes in the value of an initial $100 investment over the indicated time periods, assuming reinvestment of all dividends.

               COMPARISON OF 14 MONTH CUMULATIVE TOTAL RETURN *
                    AMONG ALLMERICA FINANCIAL CORPORATION,
                      THE S&P 500 INDEX AND A PEER GROUP

                       [PERFORMANCE GRAPH APPEARS HERE]

                               Allmerica
Measurement period             Financial      S & P       Peer
(Fiscal Year Covered)         Corporation      500        Group
---------------------         -----------    --------    --------
Measurement PT -
10/11/95                         $100          $100        $100

FYE 12/95                        $111          $107        $106
FYE 3/96                         $109          $113        $108
FYE 6/96                         $124          $118        $112
FYE 9/96                         $135          $121        $114
FYE 12/96                        $139          $131        $131



--------
* $100 invested on 10/11/95 in stock or index--including reinvestment of dividends. Fiscal year ending December 31.

  The insurance composite is a market value weighted composite of the S&P Property-Casualty Insurance and the S&P Life Insurance indices. The components of the insurance composite have been weighted in accordance with the respective aggregate market capitalization of the companies in each index as of the date of Allmerica Financial Corporation's public offering and at the beginning of each period shown on the graph, as indicated below:

                                10/11/95 12/95    3/96    6/96    9/96   12/96
                                -------- ------  ------  ------  ------  ------
S&P Property-Casualty..........   62.09%  62.73%  61.13%  60.78%  59.62%  61.47%
S&P Life.......................   37.91%  37.27%  38.87%  39.22%  40.38%  38.53%
                                 ------  ------  ------  ------  ------  ------
Total..........................  100.00% 100.00% 100.00% 100.00% 100.00% 100.00%
                                 ======  ======  ======  ======  ======  ======

  The Compensation Committee Report and Stock Price Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that AFC specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and Directors, and persons who beneficially own more than ten percent (10%) of the Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE"). Such persons are required by SEC regulations to provide to AFC copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to AFC and written representations from AFC's executive officers and Directors, AFC believes that during 1996 there was full compliance with all Section 16(a) filing requirements.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The Company's subsidiaries or affiliates have, from time to time, retained the services of Bowditch & Dewey, LLP, a law firm in which Mr. Angelini, a Director of the Company, is a partner.

  In April 1996, Ms. Harrison and Messrs. Angelini, Barrett, J.T. Murray, Sprague, Stachler, Varnum and Wall resigned their positions as Directors of FAFLIC, the Company's operating subsidiary, in connection with the Company's restructuring following the demutualization of FAFLIC's predecessor, State Mutual Life Assurance Company of America. FAFLIC's subsequent Board of Directors, consisting of insiders, terminated a FAFLIC policy that provided FAFLIC's directors with periodic cash payments upon retirement from the FAFLIC Board based on years of service with that company. Accrued benefits under the terminated policy, which will be paid to the former FAFLIC directors in one lump sum in 1997, had the following values as of December 17, 1996: $33,074 for Mr. Angelini; $166,851 for Mr. Barrett; $23,910 for Ms. Harrison; $18,417 for Mr. J.T. Murray; $137,745 for Mr. Sprague; $126,798 for Mr. Stachler; $72,913 for Mr. Varnum; and $76,229 for Mr. Wall. Until the amounts above are disbursed, the funds are accruing interest at the rate of 7% per annum.

                                   FORM 10-K

  Shareholders may obtain without charge a copy of AFC's Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1996, by calling (800) 407-5222 or by writing to AFC at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Secretary).

                                 OTHER MATTERS

  Management knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the proxy.

                             SHAREHOLDER PROPOSALS

  Proposals submitted by shareholders of AFC must be received at Allmerica Financial Corporation, 440 Lincoln Street, Worcester, Massachusetts 01653 on or before December 1, 1997, to be considered for inclusion in the proxy materials relating to the 1998 Annual Meeting of Shareholders.

DATED at Worcester, Massachusetts this 31st day of March 1997.

                                          By Order of the Board of Directors,

                                          Richard J. Baker
                                          Vice President and Secretary

                                                                      EXHIBIT A

                        ALLMERICA FINANCIAL CORPORATION

                        LONG-TERM STOCK INCENTIVE PLAN

  Section 1. Purpose. The Allmerica Financial Long-Term Stock Incentive Plan (the "Plan") has been adopted to encourage and create significant ownership of the Company's Common Stock among executive officers, other key employees and certain insurance agents and brokers of the Company and its Subsidiaries and Affiliates. The Plan may be adopted by any Subsidiary of the Company, including, but not limited to, First Allmerica Financial Life Insurance Company, The Hanover Insurance Company and Citizens Insurance Company of America. Any Subsidiary adopting the Plan agrees to adhere to the terms and conditions of the Plan as set forth below. Additional purposes of the Plan include:

  (a) To provide a meaningful incentive to Participants for making substantial contributions to the Company's long-term business growth;

  (b) To enhance the Company's and its Subsidiaries' ability to attract and retain executive officers, other key employees and certain insurance agents and brokers who will make such contributions; and

  (c) To closely align the interests of these executive officers and other key employees with those of Company stockholders by providing opportunities for them to obtain significant longer term rewards through stock ownership.

  Section 2. Definitions.

  (a) "Affiliate" means any entity, other than a Subsidiary, that is directly or indirectly controlled by the Company or in which the Company has a significant equity interest as determined by the Committee.

  (b) "Award" means any Stock Option, Stock Appreciation Right or Stock Award granted under the Plan.

  (c) "Board" means the Company's Board of Directors.

  (d) "Cause" shall mean (i) the willful failure by the Participant to perform substantially the Participant's duties as an employee of the Company (other than due to physical or mental illness), (ii) the Participant's engaging in serious misconduct that is injurious to the Company, any Subsidiary or any Affiliate, (iii) the Participant's having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, (iv) the breach by the Participant of any written or unwritten covenant or agreement not to compete with the Company, any Subsidiary or any Affiliate or (v) the breach by the Participant of his or her duty of loyalty to the Company, any Subsidiary or any Affiliate.

  (e) "Change in Control" means the occurrence of any of the following events:
(i) the members of the Board at the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease for any reason other than due to death or retirement to constitute at least a majority of the members of the Board, provided that any director whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board at the beginning of such twenty-four calendar month period shall be treated as an Incumbent Director; (ii) any "person" including a "group" (as such terms are used in Section 13(d) and 14(d)(2) of the 1934 Act, but excluding the Company, any of its

Subsidiaries, any employee benefit plan of the Company or any of its Subsidiaries) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the 1934 Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities; or (iii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation, a majority of the directors of which were not directors of the Company immediately prior to the merger or other business combination and in which the stockholders of the Company immediately prior to the effective date of such merger or other business combination own less than 50% of the voting power in such corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company.

  (f) "Change in Control Price" means the highest price per Share offered in conjunction with any transaction resulting in a Change in Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Stock on any of the 30 trading days immediately preceding the date on which a Change in Control occurs.

  (g) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  (h) "Committee" means a committee of not less than two non-employee members of the Board, appointed by the Board to administer the Plan. The Committee shall be comprised of members who qualify to administer this Plan as contemplated by Rule 16b-3 under the 1934 Act (or any successor rule thereto).

  (i) "Common Stock" means the common stock, par value $.01 per share, of the Company.

  (j) "Company" means Allmerica Financial Corporation, a corporation established under the laws of the State of Delaware.

  (k) "Disability" shall mean long-term disability as defined under the terms of the Company's or any Subsidiaries' applicable long term disability plans or policies.

  (l) "Early Retirement" with respect to a Participant shall mean retirement under any qualified pension plan maintained by the Company or any of its Subsidiaries or Affiliates at or after the earliest age at which a Participant may retire and receive an immediate, but actuarially reduced, retirement benefit under such plan. If a Participant is not a participant in such a plan, "Early Retirement" shall mean retirement at or after age 55 with at least 15 years of service with the Company or a Subsidiary.

  (m) "Fair Market Value" means, with respect to Common Stock, the fair market value of a Share as determined by the Committee in good faith in such manner as shall be established by the Committee from time to time; provided that at any time that the Common Stock is traded on an established securities market, Fair Market Value means the last reported sale price at which the Common Stock is traded on such date or, if no Common Stock is traded on such date, the most recent date on which Common Stock was traded, as reflected on such public market. Under no circumstances shall the Fair Market Value be less than the par value of the Common Stock.

  (n) "Incentive Stock Option" or "ISO" means a Stock Option to purchase Shares awarded to a Participant which is intended to meet the requirements of
Section 422 of the Code or any successor provision.

  (o) "Non-Qualified Stock Option" or "NQSO" means a Stock Option to purchase Shares of Common Stock awarded to a Participant which is not intended to meet the requirements of Section 422 of the Code or any successor provision.

  (p) "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

  (q) "Normal Retirement" with respect to a Participant shall mean retirement under any qualified pension plan maintained by the Company or any of its Subsidiaries or Affiliates at or after the earliest age at which a Participant may retire and receive a retirement benefit under such plan without an actuarial reduction for early commencement of benefits. If a Participant is not a participant in such a plan, "Normal Retirement" shall mean retirement at or after age 65 with no minimum service requirement.

  (r) "Participant" means a person selected by the Committee (or its delegate as provided under Section 4) to receive an Award under the Plan.

  (s) "Reporting Person" means an individual who is subject to Section 16 of the 1934 Act by virtue of his or her relationship with the Company.

  (t) "Senior Management" means the executive officers (within the meaning of Rule 3b-7 under the 1934 Act) of the Company from time to time, whether such persons are officers of the Company or of a Subsidiary.

  (u) "Shares" means shares of the Common Stock of the Company.

  (v) "Stock Appreciation Right" or "SAR" means an Award in the form of a right to receive a payment equal to the excess of Fair Market Value as of the date of exercise over the base value of the SAR.

  (w) "Stock Award" means an Award to a Participant comprised of Common Stock or valued by reference to Common Stock granted under Section 7 of the Plan.

  (x) "Stock Option" means an Award in the form of the right to purchase a specified number of Shares at a specified price during a specified period.

  (y) "Subsidiary" shall mean any entity of which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power of all classes of stock of such entity.

  Section 3. Effective Date. Subject to the approval of the stockholders of the Company, the Plan shall be effective as of May 22, 1996. Senior Management, however, shall not be eligible to participate until the later of the date the Board adopts the Plan with respect to Senior Management or October 17, 1996. No Awards may be made under the Plan after ten years from the effective date or earlier termination of the Plan by the Board.

  Section 4. Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable. The Committee shall also have full discretion to interpret the provisions of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon all Participants and any person claiming under or through any Participant. To the extent permitted by applicable law and the provisions of the Plan, the Committee may delegate to one or more employee members of the Board the power to make Awards to Participants who are not Reporting Persons.

  Section 5. Eligibility. Any executive officer or other key employee (including, without limitation, insurance agents, brokers and independent agents) of the Company, any Subsidiary or any Affiliates shall be eligible to receive an Award under the Plan, provided that such participation would not jeopardize (i) the Plan's compliance with Rule 16b-3 under the 1934 Act or any successor rule, and (ii) the Company's ability to register shares underlying the Plan on Registration Statements on Form S-8 pursuant to the Securities Act of 1933, as amended, or any successor form. Directors who are not employees shall not be eligible to be granted Awards under the Plan.

  Section 6. Stock Available for Awards.

  (a) Common Shares Available. The maximum number of Shares available for Awards under the Plan with respect to each fiscal year the Plan is in effect will be 1.25% of the total Shares of outstanding Common Stock of the Company as of the start of each such fiscal year plus any Shares available for Awards under the Plan in prior fiscal years but not used. Shares of Common Stock underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Common Stock or otherwise terminated (other than by exercise) shall be added back to the Shares of Common Stock available for issuance under the Plan.

  (b) Share Usage Limits. For the period that the Plan is in effect, the aggregate number of Shares that may be issued on exercise of Stock Options and as Stock Awards shall be as follows: (i) an amount equal to the sum of (a) five percent (5%) of the number of Shares outstanding at the close of business on May 20, 1997, plus (b) an amount, not to exceed 1,172,000 Shares, equal to the number of Shares underlying Awards granted under the Plan and not surrendered as of May 20, 1997; and (ii) thereafter, commencing with the annual meeting of shareholders in 1998, increasing annually the maximum number of Shares that may be issued under the Plan by an amount equal to one and one-quarter percent (1.25%) of the number of Shares outstanding at the close of business on the day of each annual meeting of shareholders for the term of the Plan. Additionally, the aggregate number of Shares that may be covered by Awards for any one Participant over the period that the Plan is in effect shall not exceed 500,000 Shares.

  (c) Adjustments. In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting Shares, such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change shall be made with respect to (i) the aggregate number of Shares that may be issued under the Plan; (ii) the number of Shares covered by each outstanding Award made under the Plan; and (iii) the option, base or purchase price per Share for any outstanding Stock Options, Stock Appreciation Rights and other Awards granted under the Plan, provided that any such actions are consistently and equitably applicable to all affected Participants. In addition, any Shares issued by the Company through the assumption or substitution of outstanding grants or grant commitments from an acquired entity shall not reduce the Shares available for issuance under the Plan.

 Section 7. Awards.

  (a) General. The Committee (or its delegate, as permitted under Section 4), shall determine the type or types of Award(s) (as set forth below) to be made to each Participant and shall approve the terms and conditions of all such Awards in accordance with Sections 4 and 8 of the Plan. Awards may be granted singularly, in combination, or in tandem such that the settlement of one Award automatically reduces or cancels the other. Awards may also be made in replacement of, as alternatives to, or as form of payment for grants or rights under any other employee compensation plan or arrangement of the Company, including the plans of any acquired entity.

  (b) Stock Option. A Stock Option shall confer on a Participant the right to purchase a specified number of Shares from the Company subject to the terms and conditions of the Stock Option grant. Stock Options may be in the form of ISOs or NQSOs. The terms and conditions of ISOs shall be subject to and comply with Section 422 of the Code, or any successor provision, and any regulations thereunder. Anything in the Plan notwithstanding, no term of the Plan relating to ISOs shall be interpreted, amended or altered, nor shall any discretion or authority granted to the Committee under the Plan be so exercised, so as to disqualify the Plan or, without the consent of the optionee, any ISO granted under the Plan, under Section 422 of the Code. The Committee shall establish the option price at the time each Stock Option is awarded, provided that such price shall not be less than 100% of the Fair Market Value of the Common Stock on the date the Stock Option is granted. If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation and an ISO is awarded to such Participant, the option price shall not be less than 110% of the Fair Market Value at the time such ISO is awarded. The aggregate Fair Market Value at time of grant of the Shares covered by ISOs exercisable by any one optionee in any calendar year shall not exceed $100,000 (or such other limit as may be required by the Code).

  Each Stock Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify at or after the time of grant; provided, however, that if the Committee does not establish a different exercise schedule at or after the date of grant of a Stock Option, such Stock Option shall become exercisable in five approximately equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the date the Stock Option is granted. A Stock Option shall not be exercisable after the expiration of ten years from the date of grant. The recipient of a Stock Option shall pay the exercise price for the Shares in cash or pursuant to such other arrangements as are satisfactory to the Committee, including, without limitation, using Shares valued at Fair Market Value on the date of exercise. The Committee may also permit Participants to have the option price delivered to the Company by a broker pursuant to an arrangement whereby the Company, upon irrevocable instructions from a Participant, delivers the exercised Shares to the broker. A Stock Option may include forfeitability contingencies based on continued employment with the Company or a Subsidiary. In addition, a violation of a continued employment provision may entitle the Company or a Subsidiary to repurchase the Shares obtained through the Stock Option at the original exercise price, without interest.

  Unless the Committee shall otherwise permit a Stock Option to remain exercisable for such greater or lesser period (but not beyond its otherwise stated term) as the Committee shall specify at or after the grant of such Stock Option, a Stock Option shall be exercisable following the termination of a Participant's employment with the Company and each Subsidiary and Affiliate only to the extent provided in this paragraph. If a Participant's employment terminates due to the Participant's death, Disability, Normal Retirement or Early Retirement with the consent of the Committee, the Participant (or, in the event of the Participant's death or Disability during employment or during the period during which a Stock Option is exercisable under this sentence, the Participant's beneficiary or legal representative) may exercise any Option held by the Participant at the time of such termination, regardless of whether then exercisable, for up to three years (or such greater or lesser period as the Committee shall determine at or after grant) following the date of such termination, but in no event after the date the Stock Option otherwise expires. If a Participant's employment is terminated for Cause or, if following the Participant's termination of employment, the Committee determines that the Participant's employment could have been terminated for Cause, all Stock Options held by the Participant shall immediately terminate, regardless of whether then exercisable and any Stock Option exercised by the Participant in anticipation of his/her For Cause termination shall be rescinded and the stock returned to the Company and/or its Subsidiary and the exercise price returned to the Participant. Any option exercised 60 days before notice of termination and all options exercised after notice of termination shall be considered to be exercised in anticipation of termination.

  (c) Stock Appreciation Rights (SARs). An SAR grant shall confer on a Participant the right to receive in Shares, cash or a combination, up to the positive difference, if any, between the Fair Market Value of a designated number of Shares when the SARs are exercised and the base price of the SAR contained in the terms and conditions of the Award. The Committee shall have the authority to grant an SAR in tandem with a Stock Option, in addition to a Stock Option, or freestanding and unrelated to a Stock Option. An SAR granted in tandem or in addition to a Stock Option may be granted either at the same time as the Stock Option or at a later time. An SAR shall not be exercisable after the expiration of ten years from the date of grant. Shares issued in settlement of the exercise of SARs shall be valued at their Fair Market Value on the date of exercise.

  The Committee shall establish the base price of the SAR at the time the SARs are awarded; provided that the base price of an SAR granted in combination with, in tandem with, or in replacement for a Stock Option shall have a base price determined in the same manner as, and subject to the same conditions as applied with respect to, such Stock Option under Section 7(b). The Committee shall determine the time or times at which or the event or events (including, without limitation, a Change in Control) upon which an SAR may be exercised in whole or in part; provided, however, that unless otherwise specified by the Committee at or after grant, an SAR granted in tandem with a Stock Option shall be exercisable at the same time or times as the related Stock Option is exercisable.

  (d) Stock Awards. A Stock Award shall confer on a Participant the right to acquire a specified number of Shares for a purchase price (which may be zero) or the right to receive a cash equivalent payment or a combination of both subject to the terms and conditions of the Award, which may include forfeitability contingencies based on continued employment with the Company or a Subsidiary or on meeting performance criteria or both, and the Committee may also grant Stock Awards that are not subject to any restrictions. A Stock Award may be in the form of Shares or share units. In no event shall more than 25% of the total amount of Shares available under the Plan be granted as Stock Awards. Such 25% limit shall be subject to the replenishment provision in
Section 6(a).

  If the vesting of a Stock Award is conditioned in whole or in part upon the attainment of specified performance goals or targets (or if the vesting of a Stock Award that will vest upon the passage of time and the Participant's continued employment is accelerated upon the attainment of such goals or targets), such goals and targets shall be determined by the Committee and set forth in the specific Award agreements. Such performance goals or targets may be related to the performance of (i) the Company; (ii) a Subsidiary or an Affiliate, (iii) a division or unit of the Company, any Subsidiary or any Affiliate, (iv) the Participant or (v) any combination of the foregoing, over a performance period or periods established by the Committee. Except to the extent otherwise expressly provided herein, the Committee may, at any time and from time to time, change the performance objectives applicable with respect to any Stock Award to reflect such factors, including, without limitation, changes in a Participant's duties or responsibilities or changes in business objectives (e.g., from corporate to Subsidiary or business unit performance or vice versa), as the Committee shall deem necessary or appropriate. In making any such adjustment, the Committee shall adjust the number of Shares subject to any such Stock

Award or take other appropriate actions to prevent any enlargement or diminution of the Participant's rights related to service rendered and performance attained prior to the effective date of such adjustment.

  Unless the Committee otherwise determines at or after grant, the rights of a Participant with respect to a Stock Award outstanding at the time of the Participant's termination of employment with the Company and each Subsidiary and Affiliate shall be determined pursuant to this paragraph. In the event that a Participant's employment terminates due to the Participant's (i) death,
(ii) disability, (iii) retirement; or, (iv) early retirement with the consent of the Committee, a pro-rated portion of any unvested Shares subject to a Stock Award shall become vested based on the number of days the Participant actually worked since the date the Stock Award was granted (or in the case of any award which becomes vested in installments, since the date, if any, on which the last installment of such Stock Award became vested); provided that, in the case of an award with respect to which the restrictions will lapse, if at all, based on the attainment of performance goals or targets, such vesting shall be deferred until the end of the applicable performance period and be based on that number of Shares of such Stock Award, if any, that would have been earned based on the attainment or partial attainment of such performance goals or targets. Any portion of any Stock Award that has not vested at the date of a Participant's termination of employment (or which does not become vested until after such date under the preceding sentence) shall be forfeited as of such termination date (or, if applicable, such deferred vesting date).

  Section 8. General Provisions Applicable to Awards.

  (a) Transferability and Exercisability. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Award to be transferred to a member of the Participant's immediate family, a Guardian, or to a trust or similar vehicle for the benefit of such immediate family members ("Permitted Transferees"), any Award under this Plan will be non-transferable and accordingly shall not be assignable, alienable, saleable or otherwise transferable by the Participant other than by will or the laws of descent and distribution; provided, however, that in no event shall the Committee permit any Award to be transferable if the effect thereof would be to cause any other nontransferable Award to fail to qualify for the exemptive relief available under Rule 16b-3 promulgated under the 1934 Act. During the Participant's lifetime, only the Participant (or the Participant's Permitted Transferees, if any) shall be able to exercise any Stock Option or SAR awarded to the Participant. If so permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise the Participant's rights and receive any distribution under this Plan upon the Participant's death.

  (b) General Restriction. Each Award shall be subject to the requirement that, if at any time the Committee shall determine, in its sole discretion, that the listing, registration, exemption or qualification of any Award under the Plan upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the grant or settlement thereof, such Award may not be exercised or settled in whole or in part unless such listing, registration, qualification, exemption, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

  (c) Tax Withholding. The Company or any Subsidiary which adopts the Plan shall have the right to deduct from any settlement of an Award, including the delivery or vesting of Shares, made under the Plan, a sufficient amount to cover withholding of any federal, state or local taxes required by law or to take such other actions as may be necessary to satisfy any such withholding obligations. The Committee may require or permit Shares to be used to satisfy required tax withholding and such Shares shall be valued at their Fair Market Value on the date the tax withholding is effective.

  (d) Documentation of Grants. Awards made under the Plan shall be evidenced by written agreements or such other appropriate documentation as the Committee shall prescribe. Any written agreement or other such documentation shall be delivered to the Participant and shall incorporate the terms of the Plan by reference and specify the terms and conditions thereof and any rules applicable thereto. The Committee need not require the execution of any instrument or acknowledgment of notice of an Award under the Plan, in which case acceptance of such Award by the respective Participant will constitute agreement to the terms of the Award and acceptance of the Award in accordance with the terms of this Agreement.

  (e) Settlement. The Committee shall determine whether Awards are settled in whole or in part in cash, Shares or other Awards. The Committee may require or permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash.

  (f) Change in Control. Except as provided below, in the event of a Change in Control, each Stock Option (including, for this purpose, any SAR granted in tandem with such Stock Option) and each freestanding SAR (whether or not then exercisable) shall be cancelled in exchange for a payment in cash of an amount equal to the excess of the Change in Control Price (or, in the case of any ISO, the excess of the Fair Market Value on the date of exercise) over the exercise or base price thereof and all Stock Awards shall become nonforfeitable. Notwithstanding the immediately preceding sentence, no cancellation, cash settlement or acceleration of vesting shall occur with respect to any Award or any class of Awards if the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Award or Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an "Alternative Award"), by a Participant's employer (or the parent or a subsidiary of such employer) immediately following the Change in Control, provided that any such Alternative Award must:

    (i) be based on stock which is traded on an established securities market, or which will be so traded within 60 days of the Change in Control;

    (ii) provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

    (iii) have substantially equivalent economic value to such Award (determined at the time of the Change in Control); and

    (iv) have terms and conditions which provide that in the event that the Participant's employment is involuntarily terminated or constructively terminated, any conditions on a Participant's rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.

For this purpose, a constructive termination shall mean a termination by a Participant following a material reduction in the Participant's compensation, a material reduction in the Participant's responsibilities or the relocation of the Participant's principal place of employment to another location, in each case without the Participant's written consent.

  Section 9. Miscellaneous.

  (a) Plan Amendment. The Board or the Committee may amend the Plan as it deems necessary or appropriate to better achieve the purposes of the Plan, except that no amendment without the approval of the

Company's stockholders shall be made which would (i) increase the total number of Shares available for issuance under the Plan, (ii) materially increase the benefits accruing to Participants under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan.

  (b) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided by an applicable agreement or other documentation of an Award.

  (c) No Rights as Shareholder. Only upon issuance of Shares to a Participant (and only in respect to such Shares) shall the Participant obtain the rights of a shareholder, subject, however, to any limitations imposed by the terms of the applicable Award.

  (d) No Fractional Shares. No fractional shares shall be issued under the Plan, however, the Committee may provide for a cash payment as settlement in lieu of any fractional shares.

  (e) Other Company Benefit and Compensation Programs. Except as expressly determined by the Committee, settlements of Awards received by Participants under this Plan shall not be deemed as part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company or Subsidiary benefit or severance program (or severance pay law of any country). The above programs notwithstanding, the Company may adopt other compensation plans or arrangements as it deems appropriate or necessary.

  (f) Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund(s). Likewise, the Plan shall not establish any fiduciary relationship between the Company, any Subsidiary or Affiliate and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights shall be no greater than the rights of an unsecured general creditor of the Company, any Subsidiary or Affiliate.

  (g) Successors and Assignees. The Plan shall be binding on all successors and assignees of a Participant, including, without limitation, the estate or beneficiaries of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

  (h) Governing Law. The validity, construction and effect to the Plan and any actions taken under or relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

LOGO

                                                                09668 (Rev.3/97)

                        ALLMERICA FINANCIAL CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1997

     The undersigned, having received the Notice of Annual Meeting of Stockholders and the Board of Directors' Proxy Statement (the "Proxy Statement"), hereby appoint(s) John F. O'Brien and John F. Kelly, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Stockholders of Allmerica Financial Corporation to be held May 20, 1997, and all adjournments thereof (the "Meeting"), and there to vote all shares of Common Stock of Allmerica Financial Corporation that the undersigned would be entitled to vote, if personally present, in regard to all matters that may come before the Meeting.

     The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth below as may properly come before the Meeting and (ii) with respect to the election of Directors in the event that any of the nominees is unwilling to serve. The Proxy when properly executed will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR each proposal and FOR all nominees for director.

  Please mark vote as in this example.     [X]
                                           ---

  1. For the election of all nominees listed below (except as otherwise indicated).

     Nominees:  David A. Barrett, Gail L. Harrison and Robert G. Stachler

           [_]  FOR all nominees      [_] WITHHOLD from all nominees

     ___________________________________________________________________
          FOR all nominees, except those listed on the line above

  2. Ratification of the appointment of Price Waterhouse LLP as the independent public accountants of Allmerica Financial Corporation.

           [_] FOR     [_] AGAINST    [_] ABSTAIN

  3. Approval of an amendment to the Long-Term Stock Incentive Plan to increase the total number of shares of Common Stock that may be issued under such plan, as more fully described in the Proxy Statement.

          [_] FOR     [_] AGAINST    [_] ABSTAIN


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS,
              WHICH RECOMMENDS APPROVAL OF THE FOREGOING PROPOSALS

  (Form of Proxy continued)

  Mark here for address change and note below.   [_]

  ___________________________________   ____________
  Signature                             Date


  ___________________________________   ____________
  Signature                             Date

  In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.



  [End of Proxy]